FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchanges Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Carlos de la Cruz


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2. Date of Event Requiring Statement

10/31/97
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3. IRS or Social Security Number of Reporting Person


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4. Issuer Name and Ticker or Trading Symbol

LNR Property Corporation                LNR
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5. Relationship of Reporting Person to Issuer

/X/ Director                                 / / 10% Owner
/ / Officer--Chief Executive Officer
/ / Other
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6. If Amendment, Date of Original


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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                     3. OWNERSHIP FORM:
                         2. AMOUNT OF SECURITIES        DIRECT (D) OR       4. NATURE OF INDIRECT
1. TITLE OF SECURITY        BENEFICIALLY OWNED          INDIRECT (I)           BENEFICIAL OWNERSHIP
--------------------     -----------------------     ------------------     -----------------------
N/A
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                  3. TITLE AND AMOUNT OF SECURITIES
                       2. DATE EXERCISABLE AND       UNDERLYING DERIVATIVE SECURITY
                          EXPIRATION DATE         ---------------------------------                                    6. NATURE OF
1. TITLE OF            ------------------------                          AMOUNT OR   4. CONVERSION                        INDIRECT
   DERIVATIVE          DATE          EXPIRATION                          NUMBER OF      OR EXERCISE     5. OWNERSHIP      BENEFICIAL
   SECURITY            EXERCISABLE   DATE         TITLE                  SHARES         PRICE OF           FORM OF        OWNERSHIP
--------------------   -----------   ----------   --------------------   ---------   --------------     ------------   -------------
N/A
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                   /S/
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                   **Signature of Reporting Person                      Date